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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                 SCHEDULE 13G/A
                                 Amendment No. 3


                    Under the Securities Exchange Act of 1934







                           ARIAD PHARMACEUTICALS, INC.
                          ----------------------------
                                (Name of Issuer)



                          COMMON STOCK, $.001 PAR VALUE
---------------------------------------------------------------------------
                         (Title of Class of Securities)










                                   04033A 10 0
                                -----------------
                                 (CUSIP Number)



                                December 31, 1999
              -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]  Rule 13d-1(b)
         [ x ]  Rule 13d-1(c)
         [   ]  Rule 13d-1(d)



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                                   Page 1 of 8

                       Exhibit Index is located at page 7

CUSIP No.  04033A 10 0
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1)       Name of Reporting Person and its           Aventis Pharmaceuticals Inc.
         I.R.S. Identification Number                          44-0565557
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2)       Check the Appropriate Box if                                  (a)[   ]
         a Member of a Group                                           (b)[ x ]
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3)       SEC Use Only
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4)       Citizenship or Place of Organization                         Delaware
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                  5)       Sole Voting Power                               0
Number of        ____________________________________________________________
Shares
Beneficially      6)       Shared Voting Power                             0
Owned by          ____________________________________________________________
Each
Reporting         7)       Sole Dispositive Power                          0
Person With       ____________________________________________________________

                  8)       Shared Dispositive Power                        0
---------------------------------------------------------------------------

 9)      Aggregate Amount Beneficially Owned                               0
         by Each Reporting Person
---------------------------------------------------------------------------

10)      Check Box If the Aggregate Amount                                 [  ]
         in Row (9) Excludes Certain Shares
---------------------------------------------------------------------------

11)      Percent of Class Represented                                     0%
         by Amount in Row (9)
---------------------------------------------------------------------------

12)      Type of Reporting Person                                         CO
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
CUSIP No.  04033A 10 0             13G
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1)       Name of Reporting Person and its             HMR Pharma, Inc.
         I.R.S. Identification Number                          43-1769328
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2)       Check the Appropriate Box if                                  (a)[   ]
         a Member of a Group                                           (b)[ x ]
---------------------------------------------------------------------------

3)       SEC Use Only
---------------------------------------------------------------------------

4)       Citizenship or Place of Organization                         Delaware
---------------------------------------------------------------------------

                  5)       Sole Voting Power                       0
Number of         ____________________________________________________________
Shares
Beneficially      6)       Shared Voting Power                     0
Owned by          ____________________________________________________________
Each
Reporting         7)       Sole Dispositive Power                  0
Person With       ____________________________________________________________

                  8)       Shared Dispositive Power                0
---------------------------------------------------------------------------

 9)      Aggregate Amount Beneficially Owned                       0
         by Each Reporting Person
---------------------------------------------------------------------------

10)      Check Box If the Aggregate Amount                                 [  ]
         in Row (9) Excludes Certain Shares
---------------------------------------------------------------------------

11)      Percent of Class Represented                              0%
         by Amount in Row (9)
---------------------------------------------------------------------------

12)      Type of Reporting Person                                  CO
---------------------------------------------------------------------------

CUSIP No.  04033A 10 0             13G

         This Amendment No. 3 to the Statement on Schedule 13G of Aventis Pharmaceuticals Inc., a Delaware corporation, and HMR Pharma, Inc., a Delaware corporation, is filed solely to reflect the disposition of all of the shares of Ariad Pharmaceuticals, Inc. The following items of the Statement on Schedule 13G are hereby amended to read as follows:

ITEM 4.               OWNERSHIP
-------               ---------

     (a):             AMOUNT BENEFICIALLY OWNED:

                      As Of 12/31/99 0 Shares of Series B Convertible  Preferred
                      Stock.   On   12/31/99   3,004,436   Shares  of  Series  B
                      Convertible Preferred Stock were surrendered to Issuer.

     (b):             PERCENT OF CLASS:

                      0%

     (c):             NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)        Sole power to vote or to direct the vote:       0

               (ii)       Shared power to vote or to direct the vote:     0

               (iii)      Sole power to dispose or to direct the          0
                          disposition of:

                (iv)      Shared power to dispose or to direct the        0
                          disposition of:

CUSIP No.  04033A 10 0             13G

                                 SIGNATURE
                                 ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    June 5, 2000
                                  ---------------------------------
                                    (Date)
                                   HMR PHARMA, INC.

                                   /s/ Joan A. Hanlon
                                  ---------------------------------
                                    (Signature)
                                   Joan A. Hanlon
                                   Vice President and Treasurer
                                  ---------------------------------
                                    (Name/Title)

CUSIP No.  04033A 10 0             13G

                                 SIGNATURE
                                 ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    June 5, 2000
                                  ---------------------------------
                                   (Date)

                                   Aventis Pharmaceuticals INC.

                                   /s/ Rebecca R. Tilden
                                   ---------------------------------
                                   (Signature)

                                   Rebecca R. Tilden
                                   Vice President and Secretary
                                  ---------------------------------
                                   (Name/Title)

CUSIP No.  04033A 10 0             13G

                               EXHIBIT INDEX


Exhibit No.         Description                               Page No.
-----------         ------------                              ---------

         99.A       Agreement to File Jointly dated June             8
                    5, 2000, by and between Aventis
                    Pharmaceuticals Inc. and HMR Pharma, Inc.

CUSIP No.  04033A 10 0             13G


                                  EXHIBIT 99.A

                            AGREEMENT TO FILE JOINTLY

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of each of us.


                                            AVENTIS PHARMACEUTICALS INC.



Date:    June 5, 2000                       By: /s/ Rebecca R. Tilden
                                            --------------------------
                                            Rebecca R. Tilden
                                            Vice President and Secretary






                                            HMR PHARMA, INC.



Date:    June 5, 2000                      By: /s/ Joan A. Hanlon
                                           --------------------------
                                           Joan A. Hanlon
                                           Vice President and Treasurer